Exhibit 99.1

Jackson Announces Third Quarter 2021 Results

LANSING, Mich., November 9, 2021 — Jackson Financial Inc. (NYSE: JXN) today announced financial results for the three months ended September 30, 2021.

Key Highlights

▪Net income of $206 million, or $2.18 per diluted share, included the impact of non-economic hedging losses under U.S. GAAP accounting

▪Adjusted operating earnings1 of $487 million, or $5.16 per diluted share, down from the third quarter of 2020 due primarily to increased amortization of deferred acquisition costs (DAC) in the current quarter

▪Total annuity account value of $248 billion increased 20% from the third quarter of 2020, primarily as a result of positive separate account performance

▪Improved capital position at the operating company level, with an estimated Risk Based Capital (RBC) ratio at Jackson National Life Insurance Company above 525% as of the third quarter of 2021

▪Cash and liquid assets at the holding company of over $800 million which was significantly above our minimum liquidity buffer as of the third quarter of 2021

▪In October, Jackson successfully launched Jackson Market Link ProSM and Jackson Market Link Pro AdvisorySM, its commission and advisory based suite of Registered Index-Linked Annuities (RILAs). Also in October, we entered the Defined Contribution market as a carrier in the AllianceBernstein Lifetime Income Strategy.

▪In November, we announced a $0.50 per share quarterly cash dividend and a $300 million share repurchase authorization

Laura Prieskorn, CEO of Jackson, stated, “Our third quarter results reflect a healthy in-force business generating earnings and regulatory capital while exhibiting positive sales trends. In addition to our strong financial performance, we are building momentum operationally and strategically. The successful launch of our RILA offering is meeting demand across our broad distribution network. In addition, our board’s recent authorization of a share repurchase plan and a shareholder dividend support our financial targets and highlight a commitment to long-term capital return to shareholders.”

Consolidated Third Quarter Results

The Company reported net income of $206 million, or $2.18 per diluted share for the three months ended September 30, 2021, compared to a net loss of $397 million, or $(4.28) per diluted share for the three months ended September 30, 2020. The improvement in the current quarter net income primarily reflects a reduced net hedging loss versus a year ago, driven by lower freestanding derivative losses. The quarterly change in the reported fair value of derivatives is not expected to match the change in hedged liabilities on a U.S. GAAP basis quarter-to-quarter, which can result in net income volatility. We believe adjusted operating earnings better represents the underlying performance of our business as it excludes changes in fair value of freestanding and
1 For the reconciliation of non-GAAP measures to the most comparable GAAP measure, please see the explanation of Non-GAAP Financial Measures in the Appendix to this release.

embedded derivative instruments tied to market volatility.

Adjusted operating earnings for the three months ended September 30, 2021 were $487 million, or $5.16 per diluted share, compared to $547 million or $5.90 per diluted share for the three months ended September 30, 2020. The decrease in adjusted operating earnings was primarily the result of increased operating DAC amortization due in part to comparatively greater prior year separate account returns, partially offset by increased fee income due to higher average separate account balances.

Adjusted operating earnings included the impact of two partially offsetting notable items. Acceleration of DAC amortization due in part to a -0.2% separate account return for the quarter contributed to a loss of $63 million on a pretax basis. Additionally, the current quarter included a pretax benefit of $98 million from overperformance from private equity and other limited partnership returns.

Adjusted book value2 was $8.7 billion or $92.03 per common share as of September 30, 2021, up from $6.8 billion or $72.21 per common share as of year-end 2020. The increase was primarily the result of adjusted operating earnings of $1.7 billion during the nine months ended September 30, 2021. Jackson’s financial leverage ratio3 of 23.5% was down from a pro forma leverage ratio of 28.2% as of year-end 2020 and within our 20-25% target range.

Segment Results – Pretax Adjusted Operating Earnings

	Three months Ended
(in millions)	September 30, 2021	September 30, 2020
Retail Annuities	$527	$543
Institutional Products	$21	$26
Closed Life and Annuity Blocks	$68	$65
Corporate and Other	$(45)	$12
Total[4]	$571	$646

Retail Annuities
Retail Annuities reported pretax adjusted operating earnings of $527 million in the third quarter of 2021 compared to $543 million in the third quarter of 2020. The current quarter was negatively impacted by DAC acceleration resulting from a -0.2% separate account return in the quarter, which led to higher DAC amortization compared to the third quarter of 2020, when the separate account return was approximately 7%. DAC acceleration occurs when separate account returns are lower than our long-term assumption which shifts amortization from future years into the current period. The DAC acceleration was partially offset by improved fee income in the current quarter resulting from higher average variable annuity account values, as well as higher net investment income from private equity and other limited partnership investments.

Total annuity sales of $4.8 billion were up 5% from the third quarter of 2020, reflecting higher sales of variable annuities. Variable annuity sales were up 6% from the third quarter of 2020, primarily due to higher sales of variable annuities without lifetime benefit guarantees. In total, annuity sales without lifetime benefit guarantees represented 33% of total annuity sales, up from 23% in the third quarter of 2020. We continue to expand our fee-
2 For the reconciliation of non-GAAP measures to the most comparable GAAP measure, please see the explanation of Non-GAAP Financial Measures in the Appendix to this release.
3 For the discussion and reconciliation of the financial leverage ratio, please see the reconciliation in the Appendix to this release on page A-3
4 See reconciliation of Net Income to Total pretax adjusted operating earnings in the Appendix to this release on page A-2 based sales, with current quarter advisory annuity sales up 18% from the third quarter of 2020 to $330 million.

Institutional Products
Institutional Products reported pretax adjusted operating earnings of $21 million compared to $26 million in the third quarter of 2020. The change was primarily due to lower net investment income in the current quarter resulting from lower income on debt securities due to lower portfolio balances, partially offset by lower interest credited. Net outflows totaled $104 million in the quarter, and total account value of $8.8 billion was down from $12.3 billion in the third quarter of 2020.

Closed Life and Annuity Blocks
Closed Life and Annuity Blocks reported pretax adjusted operating earnings of $68 million compared to $65 million in the third quarter of 2020. The current quarter benefited from lower death and other policyholder benefits resulting from the continued decrease in the size of the closed blocks. This was partially offset by lower premium income resulting from ongoing terminations as the closed block of life business continues to run off.

Corporate and Other
Corporate and Other reported a pretax adjusted operating loss of $(45) million compared to earnings of $12 million in the third quarter of 2020. The change was primarily due to lower investment income in the current quarter due to the allocation of net investment income from Corporate and Other to Institutional Products reflecting internal portfolio rebalancing and the attribution of net investment income on capital to support the business segments.

Capitalization and Liquidity

(Unaudited, in billions)	September 30, 2021	June 30, 2021	December 31, 2020
Statutory Total Adjusted Capital (TAC) Jackson National Life Insurance Company	$6.8	$4.4	$5.3

Statutory total adjusted capital (TAC) at Jackson National Life Insurance Company (JNLIC) was $6.8 billion as of the current quarter, up from $4.4 billion as of the second quarter of 2021, due primarily to contributing the majority of the proceeds of our term loan draw, as well as in-force capital generation.

JNLIC’s estimated RBC ratio as of the end of the third quarter of 2021 was above 525%. Cash and liquid assets at the holding company totaled over $800 million, which was significantly above our minimum liquidity buffer.

Earnings Conference Call

Jackson will host a conference call Wednesday, November 10th, 2021 at 10 a.m. ET to review the third quarter results. The live webcast is open to the public and can be accessed at https://investors.jackson.com. A replay will be available following the call.

To register for the conference call, click here.

FORWARD-LOOKING STATEMENTS

This press release may contain certain statements, other than those relating to historical facts, that constitute “forward-looking statements.” Forward-looking statements can generally be identified by their use of terms such as “anticipate,” “estimate,” “believe,” “expect,” “could,” “forecast,” “may,” “intend,” “plan,” “predict,” “project” “will” or “would” and similar terms and phrases, including references to assumptions. Forward-looking statements are not guarantees of future performance, are subject to a number of assumptions, and are inherently susceptible to a number of risks and uncertainties, many of which are beyond our control, which could cause actual results to differ materially from such statements. Forward-

looking statements include statements regarding our intentions, beliefs, assumptions, plans, objectives, goals, strategies, future events or performance, and underlying assumptions concerning, among other things, our expectations with respect to distributing capital to our stockholders; financial position; results of operations; cash flows; financial goals and targets; prospects; growth strategies or expectations; laws and regulations; customer retention; and the impact of prevailing capital markets and economic conditions. We caution you that forward-looking statements are not guarantees of future performance or outcomes and that actual performance and outcomes of our actual results of operations, financial condition and liquidity, and the development of the market in which we operate, may differ materially from those made in or suggested by the forward-looking statements contained in this release. A number of important factors, including the risks, uncertainties and assumptions discussed in the Company’s Registration Statement on Form 10 for the fiscal year ended December 31, 2020, and subsequent filings, all of which are on file with the U.S. Securities and Exchange Commission (the SEC) and are also available in the investor relations section of the Company’s website at https://investors.jackson.com under the heading “SEC Filings”, could cause actual results and outcomes to differ materially from those reflected in the forward-looking statements.

Certain financial data included in this release consists of non-U.S. GAAP (Generally Accepted Accounting Principles) financial measures. These non-U.S. GAAP financial measures may not be comparable to similarly titled measures presented by other entities, nor should they be construed as an alternative to other financial measures determined in accordance with U.S. GAAP. Although the Company believes these non-U.S. GAAP financial measures provide useful information to users in measuring the financial performance and condition of its business, users are cautioned not to place undue reliance on any non-U.S. GAAP financial measures and ratios included in this release. A reconciliation of the non-U.S. GAAP financial measures to the most directly comparable U.S. GAAP financial measure can be found in the “Non-GAAP Measures” section of this release.

Certain financial data included in this release consists of statutory accounting principles (“statutory”) financial measures, including “total adjusted capital” and “non-admitted deferred tax assets.” These statutory financial measures are included in or derived from the Jackson National Life Insurance Company annual and/or quarterly statements filed with the Insurance Department of the State of Michigan and available on the Company’s website at investors.jackson.com/financials/statutory-filings.

There can be no assurance that management’s expectations, beliefs or projections will result or be achieved or accomplished. Any forward-looking statements reflect Jackson’s views and assumptions as of the date of this release and Jackson disclaims any obligation to update or revise any forward-looking information, whether as a result of new information, future events or otherwise, except as required by law.

ABOUT JACKSON
Jackson® (NYSE: JXN) is committed to helping clarify the complexity of retirement planning—for financial professionals and their clients. Our range of annuity products, financial know-how, history of award-winning service* and streamlined experiences strive to reduce the confusion that complicates retirement plans. Jackson takes a balanced, long-term approach to responsibly serving all of its stakeholders, including customers, shareholders, distribution partners, employees, regulators and community partners. We believe by providing clarity for all today, we can help drive better outcomes for tomorrow. For more information, visit www.jackson.com.

*SQM (Service Quality Measurement Group) Contact Center Awards Program for 2004 and 2006-2020. (To achieve world-class certification, 80% or more of call-center customers surveyed must have rated their experience as very satisfied, the highest rating possible.)

Visit https://investors.jackson.com to view information regarding Jackson Financial Inc., including a supplement regarding the Third Quarter 2021 results. We use this website as a primary channel for disclosing key information to our investors, some of which may contain material and previously non-public information.

INVESTOR RELATIONS CONTACT: Liz Werner, elizabeth.werner@jackson.com, Andrew Campbell, andrew.campbell@jackson.com

MEDIA CONTACT: Patrick Rich, patrick.rich@jackson.com

APPENDIX

Non-GAAP Financial Measures

In addition to presenting our results of operations and financial condition in accordance with U.S. GAAP, we use and report selected non-GAAP financial measures. Management believes that the use of these non-GAAP financial measures, together with relevant U.S. GAAP financial measures, provides a better understanding of our results of operations, financial condition and the underlying profitability drivers of our business. These non-GAAP financial measures should be considered supplementary to our results of operations and financial condition that are presented in accordance with U.S. GAAP and should not be viewed as a substitute for the U.S. GAAP financial measures. Other companies may use similarly titled non-GAAP financial measures that are calculated differently from the way we calculate such measures. Consequently, our non-GAAP financial measures may not be comparable to similar measures used by other companies. These non-GAAP financial measures should not be viewed as substitutes for the most directly comparable financial measures calculated in accordance with U.S. GAAP.

Adjusted Operating Earnings

Adjusted Operating Earnings is an after-tax non-GAAP financial measure, which we believe should be used to evaluate our financial performance on a consolidated basis by excluding certain items that may be highly variable from period to period due to accounting treatment under U.S. GAAP or that are non-recurring in nature, as well as certain other revenues and expenses which we do not view as driving our underlying profitability. Adjusted Operating Earnings should not be used as a substitute for net income as calculated in accordance with U.S. GAAP. However, we believe the adjustments to net income are useful for gaining an understanding of our overall results of operations.

For additional detail on the excluded items, please refer to the supplement regarding the third quarter ended September 30, 2021, posted on our website, https://investors.jackson.com.

The following is a reconciliation of Adjusted Operating Earnings to net income (loss) attributable to Jackson Financial Inc., the most comparable U.S. GAAP measure.

Three Months Ended – GAAP Net Income (Loss) to Adjusted Operating Earnings

(in millions)	September 30, 2021	September 30, 2020
GAAP Net income (loss)	$206	$(397)
Income tax (benefit) expense	(16)	(157)
Pretax income (loss)	190	(554)
Non-operating adjustments – (income) expense:
Fees attributed to guaranteed benefit reserves	(728)	(634)
Net movement in freestanding derivatives	493	3,530
Net reserve and embedded derivative movements	997	(1,378)
DAC and DSI changes	(169)	(349)
Net realized investments (gains) losses, including change in fair value of funds withheld assets	79	355
Loss on funds withheld reinsurance transaction	—	35
Net investment income on funds withheld assets	(300)	(277)
Other items	9	(83)
Total non-operating adjustments	381	1,200
Pretax Adjusted Operating Earnings	571	646
Operating income taxes	84	99
Adjusted Operating Earnings	$487	$547

Weighted Average diluted shares outstanding[5]	94,464,343	92,638,945
Net income (loss) per diluted share	$2.18	$(4.28)
Adjusted Operating Earnings per diluted share	$5.16	$5.90

Adjusted Book Value

Adjusted Book Value excludes AOCI attributable to Jackson Financial Inc. AOCI attributable to Jackson Financial Inc. does not include AOCI arising from investments held within the funds withheld account related to the Athene Reinsurance Transaction. We exclude AOCI attributable to Jackson Financial Inc. from Adjusted Book Value because our invested assets are generally invested to closely match the duration of our liabilities, which are longer duration in nature, and therefore we believe period-to-period fair market value fluctuations in AOCI to be inconsistent with this objective. We believe excluding AOCI attributable to Jackson Financial Inc. is more useful to investors in analyzing trends in our business. Changes in AOCI within the funds withheld account related to the Athene Reinsurance Transaction offset the related non-operating earnings from the Athene Reinsurance Transaction resulting in a minimal net impact on Adjusted Book Value of Jackson Financial Inc.

5 The calculation of basic and diluted earnings per share and weighted average shares of common stock outstanding are based on a 104,960.3836276-for-1 stock split effected on September 9, 2021. All share and earnings per share information presented herein have been retroactively adjusted to reflect the stock split.

Financial Leverage Ratio

We use Financial Leverage Ratio to manage our financial flexibility and ensure that we maintain our financial strength ratings. Total financial leverage is the ratio of total debt to Total Adjusted Capitalization (combined total debt and Adjusted Book Value).

Adjusted Book Value & Debt to Proforma Financial Leverage Ratio

(in millions)	September 30, 2021	December 31, 2020
Total stockholders’ equity	$10,258	$9,429
Adjustments to total stockholders’ equity:
Exclude Accumulated Other Comprehensive Income attributable to Jackson Financial Inc.	(1,564)	(2,608)
Adjusted Book Value (a)	8,694	6,821
Pro Forma debt adjustments[6]	0	(6)
Pro Forma Adjusted Book Value (c)	$8,694	$6,815

Debt (b)	$2,670	$322
Pro Forma debt adjustment[1]	0	2,350
Pro Forma Debt (d)	$2,670	$2,672

Financial Leverage Ratio (b/[a+b])	23.5%	4.5%
Proforma Financial Leverage Ratio (d/[c+d])	23.5%	28.2%

6 Reflects pro forma adjustments for December 31, 2020 that include debt arising from then anticipated borrowings of $1,600 million on the 2022 delayed draw term loan facility and $750 million on the 2023 delayed draw term loan facility and reflects the related interest expense and facility maintenance fees. The term loan borrowings were made in September 2021.

Condensed Consolidated Balance Sheets

	September 30,	December 31,
	2021	2020
(in millions, except per share data)	(Unaudited)
Assets
Investments:
Debt Securities, available for sale, net of allowance for credit losses of $9.4 and $13.6 at September 30, 2021 and December 31, 2020, respectively (amortized cost: 2021 $49,564.9; 2020 $54,141.0)	$52,123.0	$59,075.0
Debt Securities, at fair value under fair value option	1,516.6	1,276.7
Debt Securities, trading, at fair value	117.9	105.7
Equity securities, at fair value	290.1	193.1
Mortgage loans, net of allowance for credit losses of $96.4 and $179.2 at September 30, 2021 and December 31, 2020, respectively	11,731.4	10,727.5
Policy loans (including $3,487.5 and $3,454.2 at fair value under the fair value option at September 30, 2021 and December 31, 2020, respectively)	4,511.9	4,523.5
Freestanding derivative instruments	1,141.9	2,219.8
Other invested assets	2,770.5	2,366.7
Total investments	74,203.3	80,488.0
Cash and cash equivalents	2,481.8	2,018.7
Accrued investment income	511.3	557.9
Deferred acquisition costs	14,016.8	13,897.0
Reinsurance recoverable, net of allowance for credit losses of $12.3 and $12.6 at September 30, 2021 and December 31, 2020, respectively	33,752.5	35,269.5
Deferred income taxes, net	1,004.6	1,057.8
Other assets	1,306.0	1,103.7
Separate account assets	237,096.2	219,062.9
Total assets	$364,372.5	$353,455.5

Condensed Consolidated Balance Sheets

	September 30,	December 31,
	2021	2020
(in millions, except per share data)	(Unaudited)
Liabilities and Equity
Liabilities
Reserves for future policy benefits and claims payable	$18,399.3	$21,490.1
Other contract holder funds	60,465.9	64,538.4
Funds withheld payable under reinsurance treaties (including $3,659.9 and $3,626.5 at fair value under the fair value option at September 30, 2021 and December 31, 2020, respectively)	29,771.4	31,971.5
Short-term debt	1,601.7	—
Long-term debt	1,068.5	322.0
Securities lending payable	20.7	13.3
Freestanding derivative instruments	40.4	56.4
Other liabilities	5,052.3	6,078.7
Separate account liabilities	237,096.2	219,062.9
Total liabilities	353,516.4	343,533.3

Equity
Common stock, (i) Class A common stock 900,000,000 shares authorized, $0.01 par value per share and 93,099,859 shares issued and outstanding at both September 30, 2021 and December 31, 2020, respectively and (ii) Class B common stock 100,000,000 shares authorized, $0.01 par value per share and 1,364,484 shares issued and outstanding at both September 30, 2021 and December 31, 2020, respectively (See Note 18)	0.9	0.9
Additional paid-in capital	5,927.5	5,926.9
Shares held in trust	—	(4.3)
Equity compensation reserve	10.1	7.7
Accumulated other comprehensive income, net of tax expense of $275.4 in 2021 and $765.9 in 2020	2,045.2	3,820.6
Retained earnings	2,274.5	(323.2)
Total stockholders' equity	10,258.2	9,428.6
Noncontrolling interests	597.9	493.6
Total equity	10,856.1	9,922.2
Total liabilities and equity	$364,372.5	$353,455.5

Condensed Consolidated Income Statements

	Three Months Ended September 30,		Nine Months Ended September 30,
(in millions, except per share data)	2021	2020	2021	2020
Revenues
Fee income	$1,961.9	$1,666.5	$5,673.5	$4,847.9
Premium	35.1	46.5	100.3	134.0
Net investment income	852.0	881.4	2,575.6	2,105.6
Net gains (losses) on derivatives and investments	(1,379.3)	(2,504.8)	(1,194.4)	(4,517.7)
Other income	16.6	21.5	70.2	35.6
Total revenues	1,486.3	111.1	7,225.2	2,605.4
Benefits and Expenses
Death, other policy benefits and change in policy reserves, net of deferrals	394.1	224.2	887.1	1,071.4
Interest credited on other contract holder funds, net of deferrals	216.6	230.3	656.6	979.3
Interest expense	6.3	7.8	19.0	81.0
Operating costs and other expenses, net of deferrals	613.6	573.3	1,811.5	367.2
Cost of reinsurance	—	6.2	—	2,520.1
Amortization of deferred acquisition and sales inducement costs	4.0	(398.8)	552.3	(85.8)
Total benefits and expenses	1,234.6	643.0	3,926.5	4,933.2
Pretax income (loss) before noncontrolling interests	251.7	(531.9)	3,298.7	(2,327.8)
Income tax expense (benefit)	(16.4)	(157.0)	514.7	(580.8)
Net income (loss)	268.1	(374.9)	2,784.0	(1,747.0)
Less: Net income (loss) attributable to noncontrolling interests	61.9	21.7	186.3	(37.8)
Net income (loss) attributable to Jackson Financial Inc.	$206.2	$(396.6)	$2,597.7	$(1,709.2)

Earnings per share
Basic	$2.18	$(4.28)	$27.50	$(29.15)
Diluted	$2.18	$(4.28)	$27.50	$(29.15)